Exhibit 10.1
BASIC ENERGY SERVICES, INC.

KEY EMPLOYEE RETENTION BONUS PLAN
(Eligible Employees)

This Key Employee Retention Bonus Plan (the “Plan”) is made and executed by Basic Energy Services, Inc., a Delaware corporation (the “Company”), to provide for certain retention bonuses to those Eligible Employees (as defined below) of the Company and its Affiliates (as defined below) that the Company would like to retain under the circumstances described below.
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of the Eligible Employees through the end of the Retention Period (as defined below) and incentivize them to continue to provide their best efforts to maximize the value of the Company; and
WHEREAS, to induce certain Eligible Employees to remain in the service of the Company and its Affiliates through the end of the Retention Period, the Company and its Affiliates desire to adopt this Plan to provide such Eligible Employees with certain retention bonuses.

ARTICLE I

DEFINITIONS

1.1 Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set out below, unless their context clearly indicates to the contrary.

a.“Affiliate” means an organization that is aggregated and treated as a single employer with the Company under Code Section 414(b) (controlled group of corporations) or Code Section 414(c) (group of trades or businesses under common control), as applicable, but using an “at least 50 percent” rather than an “at least 80 percent” control level.
b.“Board” means the Board of Directors of the Company.
c.“Cause” means, unless otherwise defined in an Employment Agreement in which case the definition in the Employment Agreement shall govern if there is a conflict in definitions, any of the following: (i) Eligible Employee’s conviction by a court of competent jurisdiction of (A) a crime involving moral turpitude or (B) a felony, or entering a plea of nolo contendere or a settlement agreement to either such crime by the Eligible Employee; (ii) the commission by the Eligible Employee of a material act of fraud upon the Company or any Affiliate; (iii) the material misappropriation of funds or property of the Company or any Affiliate by the Eligible Employee; (iv) the knowing engagement by the Eligible Employee, without the written approval of the Board or the Compensation Committee, in any material activity which directly competes with the business of the Company or any Affiliate, or which the Board or the Compensation Committee determines in good faith would directly result in a material injury to the business or reputation of the Company or any Affiliate; (v) any misconduct by the Eligible Employee related to the Eligible Employee’s employment, including but not limited to dishonesty, disloyalty, disorderly conduct, harassment of other employees or third parties, abuse of alcohol or controlled substances, or other violations of the Company’s personnel policies, rules, or code of business conduct and ethics; or (vi) (A) the material breach by Eligible Employee of any material provision of his Employment Agreement, if any, or (B) the willful, material, and repeated nonperformance of Eligible Employee’s duties to the Company or any Affiliate (other than by reason of Eligible Employee’s illness or incapacity), but only under clause (vi)(A) or (B) after written notice from the Board or Compensation Committee of such material breach or nonperformance (which notice specifically identifies the manner and sets forth specific facts, circumstances and examples in which the Board or the Compensation Committee believes that Eligible Employee has breached the Agreement or not substantially performed his duties) and Eligible Employee’s continued willful failure to cure such breach (if capable of being cured) or nonperformance within the time period set by the Board or the Compensation Committee but in no event less than thirty (30) business days after Eligible Employee’s receipt of such notice; and, for purposes of this clause (vi), no act or failure to act on Eligible Employee’s part shall be deemed “willful” unless it is done

Exhibit 10.1
or omitted by Eligible Employee without Eligible Employee’s reasonable belief that such action or omission was in the best interest of the Company. Assuming disclosure of the pertinent facts, any action or omission by Eligible Employee after consultation with, and in accordance with the advice of, legal counsel reasonably acceptable to the Company shall be deemed to have been taken in good faith and to not be willful under this Agreement.
d.“Code” means the Internal Revenue Code of 1986, as amended.
e.“Committee” means the Compensation Committee of the Board or such other committee as may be designated by the Board in its sole discretion to administer this Plan, which Committee shall consist of three or more members.
f.“Company” means Basic Energy Services, Inc., a Delaware corporation, and its successors and assigns, including a successor or assignee pursuant to Section 4.7.
g.“Compensation Committee” means the Compensation Committee of the Board.
h.“Disability” means, unless otherwise defined in an Employment Agreement in which case the definition in the Employment Agreement shall govern if there is a conflict in definitions, any of the following: Eligible Employee is entitled to receive long-term disability (“LTD”) income benefits under the LTD plan or policy maintained by the Company that covers Eligible Employee. If, for any reason, Eligible Employee is not covered under such LTD plan or policy, then “Disability” shall mean a “permanent and total disability” as defined in Section 22(e)(3) of the Code and Treasury regulations thereunder. Evidence of such Disability shall be certified by a physician acceptable to both the Company and Eligible Employee. If the parties are not able to agree on the choice of a physician, each shall select one physician who, in turn, shall select a third physician to render such certification. All costs relating to the determination of whether Eligible Employee has incurred a Disability shall be paid by the Company. Eligible Employee agrees to submit to any examinations that are reasonably required by the attending physician or other healthcare service providers to determine whether he has a Disability.
i.“Effective Date” means September 30, 2020, which is the date of the Plan’s adoption by the Board.
j.“Eligible Employee” means an Employee listed on Exhibit A to this Plan who is, at the time of determination, employed on a full-time basis by the Company or an Affiliate. Notwithstanding any other provision of this Plan, any Eligible Employee who ceases to be an Employee for any reason other than a Qualifying Termination before any Retention Bonus is paid under this Plan shall be deemed to have been automatically removed from the list of Eligible Employees on Exhibit A to this Plan, shall no longer be considered to be an Eligible Employee, and shall no longer be entitled to receive any Retention Bonus under this Plan.
k.“Employee” means a person who is treated by the Company or an Affiliate as an employee for tax purposes.
l.“Employment Agreement” means the written “Employment Agreement,” if any, executed before the Effective Date between the applicable Eligible Employee and an authorized representative of the Company.
m.“Participation Agreement” means an Employee Participation Agreement in a form provided by the Company in its sole discretion which binds the Eligible Employee to the terms and conditions in this Plan and which an Eligible Employee must timely sign and return to the Company in order to be eligible to receive a Retention Bonus under this Plan.
n.“Qualifying Termination” means the involuntary termination of an Eligible Employee’s employment with the Company or an Affiliate before the end of the Retention Period either by the Company or an Affiliate without Cause or due to the Eligible Employee’s death or Disability. A “Qualifying Termination” thus shall not include any other termination of an Eligible Employee’s employment with the Company or an Affiliate, including without limitation a termination of employment by the Company or an Affiliate for Cause, by the Eligible Employee for any reason, or a paid suspension of the Eligible Employee pending an investigation authorized by the Company, an Affiliate, or a governmental authority, or a determination by the Company or an Affiliate whether the Eligible Employee has engaged in acts or omissions constituting Cause.

Exhibit 10.1
o.“Retention Bonus” means the payment described in Section 2.1 the amount of which has been decided by the Committee in its sole discretion and is set forth by each Eligible Employee’s name on Exhibit A to this Plan.
p. “Retention Period” means, with respect to each Eligible Employee, the period commencing on the Effective Date and ending on December 31, 2021.
q.“Termination Date” means the date upon which an Eligible Employee’s employment with the Company or its Affiliate terminates.
1.2 Number. Wherever appropriate in this Plan, words used in the singular shall be considered to include the plural and the plural to include the singular.
1.3 Headings. The headings of Articles and Sections in this Plan are included solely for convenience and, if there is any conflict between such headings and the text of the Plan, the text shall control.
ARTICLE II

RETENTION BONUS

2.1 Retention Bonus. If an Eligible Employee’s employment continues through April 30, 2021, the Company shall pay to the Eligible Employee on the next business day an amount in cash equal to 50% of the Retention Bonus allocated to him in Exhibit A. If an Eligible Employee’s employment continues through December 31, 2021, the Company shall pay to the Eligible Employee on the next business day an amount in cash equal to the remaining 50% of the Retention Bonus allocated to him in Exhibit A. If an Eligible Employee experiences a Qualifying Termination on or before December 31, 2021, the Company shall pay to the Eligible Employee on the next business day following the Termination Date any unpaid portion of the Retention Bonus allocated to him in Exhibit A. If an Eligible Employee ceases to be an Employee on or before December 31, 2021 for any reason other than a Qualifying Termination, the Company shall have no obligation to pay him any unpaid portion of the Retention Bonus allocated to him in Exhibit A.
2.2 Clawback Rights and Repayment Obligations; After-Acquired Evidence.
a.Clawback Rights and Repayment Obligations. Notwithstanding any other provision of this Plan, the obligations of the Company to provide any Retention Bonus to any Eligible Employee is subject to the conditions that the Eligible Employee (i) timely signs a Participation Agreement and returns the signed Participation Agreement to the Company; and (ii) fully complies with all of his confidentiality, non-disclosure, non-competition, non-solicitation, intellectual property, and similar obligations under his Employment Agreement, if any, or any other agreement with the Company or its Affiliate and the common law (each, a “Condition”). If an Eligible Employee who receives a Retention Bonus does not fully satisfy all of these Conditions, or ceases (for any reason other than a Qualifying Termination) to be an Employee of the Company or its Affiliates at any time on or prior to the last day of the Retention Period, he shall be deemed to be a “Disqualified Employee” for purposes of this Plan, such Disqualified Employee shall repay to the Company or its Affiliate the full amount of any portion of the Retention Bonus previously received (the “Amount Due”), and such Amount Due shall be an indebtedness of such Disqualified Employee to the Company or its Affiliate, as applicable. The Amount Due shall become immediately due and payable in full and shall be promptly repaid by such Disqualified Employee. At the option of the Company or its Affiliate, as applicable, any amounts so payable may be deducted from any amounts owed by the Company or its Affiliate to the Disqualified Employee, including without limitation any amounts owed as wages, salary, bonuses, severance or similar pay, equity, or other incentive compensation or awards, expense reimbursements, and any other remuneration due for or on account of the Disqualified Employee’s employment with the Company or its Affiliates, provided, however, that no such deduction shall be made to the extent that it would result in a tax being owed pursuant to Section 409A of the Code. By accepting a Retention Bonus, the Eligible Employee authorizes the Company or its Affiliate, as applicable, to deduct the full amount of the Amount Due. If such deduction does not fully satisfy the Amount Due, the Employee agrees to repay the remaining unpaid balance to the Company or its Affiliate, as applicable, within 30 days of such termination.
b.After-Acquired Evidence. Notwithstanding any provision of this Agreement, if the Company acquires evidence after paying any portion of the Retention Bonus to an Eligible Employee and the Board determines in its sole discretion that a condition existed prior to such payment that,

Exhibit 10.1
had the Company been fully aware of such condition, would have given the Company the right to terminate the Eligible Employee’s employment for Cause before such payment, then the Eligible Employee shall immediately repay to the Company or its Affiliate the full amount of such portion of the Retention Bonus as though such Retention Bonus constituted an Amount Due under Section 2.2(a) of this Plan.
c.Non-Exclusive Rights and Remedies. The rights and remedies of the Company and its Affiliates under this Section 2.2 shall be in addition to any other available rights and remedies should any Eligible Employee fail to fully satisfy any Condition or should the Company discover any applicable after-acquired evidence as well as all rights and remedies available under the clawback policies or procedures of the Company or its Affiliates which may provide for forfeiture and/or recoupment of amounts paid or payable under this Plan.

2.3 Withholding and Deductions. With respect to any payment to be made to any Eligible Employee under this Plan, the Company, or its Affiliate if the Affiliate is making the payment, shall deduct, where applicable, any amounts authorized by the Eligible Employee and permissible under applicable law, and shall withhold and report all amounts required to be withheld and reported by applicable law.
2.4 Payments after Death. In the event of the Eligible Employee’s death after he becomes entitled to a payment of a Retention Bonus under this Plan, any such payment shall be paid, at the time and in the manner such payment otherwise would have been paid to the Eligible Employee, to the estate of the Eligible Employee.
2.5 No Duplication of Benefits. The payments provided to an Eligible Employee as described in this Plan shall offset substantially similar retention bonus payments provided to such Eligible Employee pursuant to another retention policy, plan, program, or agreement of the Company or an Affiliate; provided, however, that no such offset shall be made against payments to the Eligible Employee which are subject to Section 409A of the Code if such offset cannot be made in a manner that complies with Section 409A of the Code.
ARTICLE III

ADMINISTRATION OF PLAN

3.1 Plan Administrator. The Plan will be administered by the Committee. The Committee may adopt such rules and regulations for the administration of this Plan as are consistent with the terms hereof, and will keep adequate records of its proceedings and acts.
3.2 Committee’s Powers and Duties. It shall be a principal duty of the Committee to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of the Eligible Employees entitled to participate in the Plan. The Committee shall have full discretionary power to administer the Plan in all of its details, subject to applicable requirements of law. For this purpose, the Committee’s powers shall include, but not be limited to, the following discretionary authority, in addition to all other powers provided by the Plan:
(a) to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;
(b) to interpret the Plan, its interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;
(c) to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;
(d) to make all determinations as to the right of any person under the Plan, including a right to receive a benefit under this Plan (including without limitation to determine whether and when there has been a Qualifying Termination and whether or when an Eligible Employee has failed to fully satisfy any Condition);
(e) to appoint such agents, counsel, accountants, consultants, claims administrators and other persons as may be required to assist in administering the Plan;
(f) to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing; and
(g) to obtain from the Company and its Affiliates and from the Eligible Employees such information as is necessary for the proper administration of the Plan.

Exhibit 10.1

3.3 Member’s Own Participation. No member of the Committee may act, vote, or otherwise influence a decision of the Committee specifically relating to himself or herself as a participant in the Plan.
3.4 Indemnification. The Company shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities with respect to the Plan, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.
3.5 Compensation, Bond, and Expenses. The members of the Committee shall not receive any additional compensation for their services as members of the Committee. To the extent required by applicable law, but not otherwise, Committee members shall furnish bond or security for the performance of their duties hereunder. The Committee may employ such agents, accountants, and legal counsel (who may be agents, accountants, and legal counsel for the Company) as may be appropriate for the administration of the Plan. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.
ARTICLE IV

GENERAL PROVISIONS

4.1 Funding. The benefits provided under the Plan shall be unfunded and shall be provided from the general assets of the Company and its Affiliates. It is expected that, with respect to an Eligible Employee who is employed by an Affiliate at the time a payment becomes due, payments made pursuant to the Plan will be made by such Affiliate; provided, however, that if the Affiliate fails to pay any amount when due for any reason, such payment shall be made by the Company, and the Company and the employing Affiliate shall be and remain jointly and severally liable for such payment until the payment has been paid in full.
4.2 Cost of Plan. The entire cost of the Plan shall be borne by the Company and its Affiliates and no contributions shall be required of the Eligible Employees.
4.3 Amendment and Termination.
(a) Except as otherwise provided in this Section 4.3, the Plan may not be terminated and may be amended only if such amendment does not adversely affect the benefits or protections provided under the Plan to any individual who is an Eligible Employee, and any such attempted amendment or termination shall be null and void ab initio as it relates to such individual.
(b) Notwithstanding the foregoing provisions of this Section 4.3, if any compensation or benefit provided by the Plan may result in being subject to the tax imposed by Section 409A of the Code, the Board may modify the Plan as necessary or appropriate in the best interests of the Eligible Employees (1) to exclude such compensation or benefit from being deferred compensation within the meaning of Section 409A of the Code, or (2) to comply with the provisions of Section 409A of the Code and its related Code provisions (and the rules, regulations and other regulatory guidance relating thereto); provided, however, that no amendment made pursuant to the provisions of this Section 4.3(c) shall reduce the value of the compensation or benefits that would be payable pursuant to this Plan with respect to an Eligible Employee without the written consent of such Eligible Employee.
(c) Any provision of this Plan to the contrary notwithstanding, this Plan shall terminate automatically upon the later of the last day of the Retention Period or the date as of which all benefit obligations and payments owed pursuant to the Plan have been satisfied in full.
4.4 No Contract of Employment. The adoption and maintenance of this Plan does not, and shall not be deemed to, guarantee any Employee’s employment with the Company or an Affiliate for any specific period and does not alter the at-will nature of the employment relationship between the Company or an Affiliate and any Employee who is employed by the Company on an at-will basis. Accordingly, any such Employee, the Company, or an Affiliate may terminate the employment relationship as freely and with the same effect as if the Plan had not

Exhibit 10.1
been established at any time, with or without Cause, at the option of either party, with or without notice. Any representation contrary to the previous two sentences shall be invalid unless obtained in writing and signed by a duly authorized representative of the Board.
4.5 Severability. Any provision in the Plan that is found to be prohibited or unenforceable by any court of competent jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and any such provision shall be reformed by the court and enforced to the maximum extent permitted under applicable law.
4.6 Nonalienation. An Eligible Employee shall have no right or ability to pledge, hypothecate, anticipate, assign, or otherwise transfer any benefit or right under the Plan, except by will or the laws of descent and distribution.
4.7 Assumption; Successors and Assigns. The Company shall ensure that any successor or assignee to all or substantially all the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, or otherwise, to assume and perform the obligations under this Plan, whether by operation of law or written agreement. The Plan shall be binding upon the Company, its Affiliates, and any successor or assignee of the Company or its Affiliates, and shall inure to the benefit of and be enforceable by the Eligible Employees. Any successor or assignee of the Company shall be substituted for and take the place of the Company for all purposes of this Plan following such assumption or assignment.
4.8 Code Section 409A. This Plan is intended to be exempt from Section 409A of the Code and the Treasury Regulations and other guidance thereunder and any ambiguous provisions will be construed in a manner that is consistent with that intent. Notwithstanding the foregoing, neither the Company or its Affiliates, or any director, officer, or employee of the Company or its Affiliates make any guarantee as to the tax treatment of any payments or benefits to be provided pursuant to the Plan.
4.9 Governing Law; Venue; Jury Trial Waiver. The Plan shall be governed and construed in accordance with the laws of the State of Texas (without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction), except to the extent preempted by federal law. In the event that any dispute arising from or related to this Plan or an Eligible Employee’s employment or termination of employment results in a lawsuit, (a) the parties agree that the exclusive forum for such lawsuit shall be in the state or federal courts located in Tarrant County, Texas, subject to the Company’s or its Affiliates’, the Plan’s, or their representatives’ right to move such lawsuit to federal court; (b) the Eligible Employee expressly consents to the exercise of personal jurisdiction by any state or federal court located in Tarrant County, Texas; and (c) the Company and each Eligible Employee mutually and irrevocably waive the right to trial by jury with respect to any legal claims or cause of actions arising out of or relating to this Plan and agree not to ask for a jury in any such lawsuit.

IN WITNESS WHEREOF, this Plan has been adopted by the Board as of the Effective Date.

BASIC ENERGY SERVICES, INC.

By:	/s/ Eric W. Lannen
Name:	Eric W. Lannen
Title:	Chief Human Resources Officer

Exhibit 10.1
EXHIBIT A
TO
BASIC ENERGY SERVICES, INC.
KEY EMPLOYEE RETENTION BONUS PLAN
(Eligible Employees)

Employees Eligible to Participate and Retention Bonuses

[Redacted]